Exhibit 99.1

CINCINNATI BELL INC. ANNOUNCES RECEIPT OF UNSOLICITED ACQUISITION PROPOSAL

Cincinnati, January 24, 2020 – Cincinnati Bell Inc. (NYSE:CBB) today announced that on January 22, 2020 it received a non-binding proposal from an infrastructure fund (the “Fund”) to acquire all of the outstanding shares of common stock of Cincinnati Bell for $12.00 per share in cash (the “Proposal”).

As previously announced on December 23, 2019, Cincinnati Bell entered into a definitive agreement (the “Brookfield Merger Agreement”) through which Brookfield Infrastructure (NYSE: BIP; TSX: BIP.UN) and its institutional partners would acquire all of the outstanding shares of common stock of Cincinnati Bell for $10.50 per share in cash.

Cincinnati Bell has commenced discussions with the Fund regarding the Proposal following Cincinnati Bell's board of directors having made the required determinations under the Brookfield Merger Agreement that allow it to do so.  The Brookfield Merger Agreement remains in effect and accordingly the Cincinnati Bell board reaffirms its existing recommendation in support of the transaction with Brookfield Infrastructure at this time.

There can be no assurances that discussions with the Fund will result in a binding proposal or that a transaction with the Fund will be approved or consummated.

Advisors

Morgan Stanley & Co. LLC and Moelis & Company LLC are acting as financial advisors and Cravath, Swaine & Moore LLP, Morgan, Lewis & Blockius LLP, and BosseLaw PLLC are acting as legal advisors to Cincinnati Bell.

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Cincinnati Bell Inc. has headquarters in Cincinnati, Ohio. Cincinnati Bell delivers integrated communications solutions to residential and business customers over its fiber-optic and copper networks including high-speed internet, video, voice and data. The Company provides service in areas of Ohio, Kentucky, Indiana and Hawaii. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly-owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on the Company’s website is not incorporated by reference in this press release.

For more information, please contact:

Media: Josh Pichler Senior Manager, Communications and Media Tel: (513) 565-0310 Email: Josh.Pichler@cinbell.com	Investors: Josh Duckworth Vice President of Treasury, Corporate Finance and Investor Relations Tel: (513) 397-2292 Email: Joshua.Duckworth@cinbell.com

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Cincinnati Bell by Brookfield Infrastructure. In connection with the proposed acquisition, Cincinnati Bell intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Cincinnati Bell’s proxy statement in preliminary and definitive form. Shareholders of Cincinnati Bell are urged to read all relevant documents filed with the SEC, including Cincinnati Bell’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and shareholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Cincinnati Bell at investor.cincinnatibell.com or by directing a request to Cincinnati Bell’s Investor Relations Department at 1-800-345-6301 or investorrelations@cinbell.com, and Brookfield Infrastructure’s annual reports on Form 20-F, reports on Form 6-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through Brookfield Infrastructure’s website at https://bip.brookfield.com/, in each case, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

Cincinnati Bell and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Cincinnati Bell in favor of the proposed transaction. Information about Cincinnati Bell’s directors and executive officers is set forth in Cincinnati Bell’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 22, 2019.  These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Cincinnati Bell’s shareholders generally, will also be included in Cincinnati Bell’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements in this communication contain forward-looking statements regarding future events and results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “will,” “may,” or variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of future financial performance, anticipated growth and trends in businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that the proposed merger with Brookfield Infrastructure may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Brookfield Infrastructure by Cincinnati Bell’s shareholders; (iii) the possibility that competing offers or acquisition proposals for Cincinnati Bell will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, including in circumstances which would require Cincinnati Bell to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transaction on Cincinnati Bell’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Cincinnati Bell’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability and (ix) for Cincinnati Bell, (A) those discussed in Cincinnati Bell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and, in particular, the risks discussed under the caption “Risk Factors” in Item 1A, and those discussed in Brookfield Infrastructure’s most recent Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 28, 2019 and, in particular, the risks discussed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of operations.” (B) those discussed in other documents Cincinnati Bell filed with the Securities and Exchange Commission. Actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Cincinnati Bell nor Brookfield Infrastructure undertake any, and expressly disclaim any, obligation to revise or update any forward-looking statements for any reason, except as required by applicable law.